Exhibit 23.02

CONSENT OF CURCIO WEBB

We hereby consent to the reference to our firm, Curcio Webb, LLC, under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Employee Benefits” in the Annual Report on Form 10-K of Diamond Foods, Inc. (“Diamond””) for the year ended July 31, 2007, and to the incorporation by reference of that reference to our firm into the following Registration Statements of Diamond and any amendments thereto:

Form	Registration Number	Description

S-8	333-140066	Securities to be offered to employees in employee benefit plans
S-8	333-126743	Securities to be offered to employees in employee benefit plans

CURCIO WEBB, LLC

By:	/s/ Gordon E. Webb
Name:     Gordon E. Webb

Title:	Member and Consulting Actuary

Date: October 11, 2007